Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Nos. 333-189057) on Form S-3, the Registration Statement (No. 333-170692) on Form S-8, the Registration Statement (No. 333-146777) on Post-Effective Amendment No. 1 on Form S-3 to Form S-1/MEF of Retail Opportunity Investments Corp., and the Registration Statement (No. 333-189057-01) on Form S-3 of Retail Opportunity Investments Partnership, LP of our report dated August 7, 2014, relating to our audit of the Combined Statement of Revenues and Certain Expenses of Fallbrook Shopping Center, for the year ended December 31, 2013, included in this Current Report on Form 8-K/A.

/s/ PKF O'Connor Davies
a division of O'Connor Davies, LLP

New York, New York
August 7, 2014